Exhibit 99.1

ONCOTHYREON REPORTS SECOND QUARTER 2008
FINANCIAL RESULTS

BELLEVUE, WASHINGTON - August 7, 2008 - Oncothyreon Inc. (NASDAQ: ONTY) (TSX: ONY) (the “Company”) today reported financial results for the quarter and six months ending June 30, 2008.

Total revenue was $1.2 million and $3.2 million for the three and six month periods ended June 30, 2008, compared to $0.6 million and $0.8 million for the comparable periods in 2007.  The increase in total revenue reflects increased sales of clinical trial material to Merck KGaA to support the Phase 3 trial of Stimuvax®.

Net loss was $4.9 million, or $0.25 per basic and diluted share, for the three months ended June 30, 2008, and a net loss of $10.0 million, or $0.51 basic and diluted share, for the six months ended June 30, 2008, compared with $5.0 million and $9.6 million, or $0.25 and $0.49 per basic and diluted share, for the comparable periods in 2007.

Expenses for the three and six month periods ended June 30, 2008, were $6.1 million and $13.2 million, compared with $5.6 million and $10.4 for the comparable periods in 2007. The increase in operating expenses is primarily attributable to the manufacturing costs associated with the increase in sales of Stimuvax clinical trial material to Merck KGaA and increased legal, accounting and investor communication costs associated with the preparation of statutory filings in the United States with the Securities and Exchange Commission.

As of June 30, 2008, Oncothyreon’s cash, cash equivalents and short term investments were $14.2 million, compared to $24.2 million at the end of 2007, a decrease of $10.0 million. The decrease was primarily the result of the use of cash to fund operations.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

For the balance of 2008, Oncothyreon expects expenses to remain approximately the same as in the first half of the year. Manufacturing and process development activities for Stimuvax are expected to continue at the same level for the balance of the year. The Company increased its inventory of Stimuvax in the first half of 2008 to support the ongoing Phase 3 trial and an anticipated additional trial. Oncothyreon expects revenue related to the purchase of this inventory by Merck KGaA later in 2008.  As a result, the Company anticipates that operating cash requirements for the balance of 2008 will be between $10 million and $12 million. Oncothyreon estimates that, taking into account anticipated revenue, the Company currently has sufficient cash resources to fund planned operations into the first quarter of 2009.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide our investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon's expectations regarding future expenses, manufacturing and process development activities and clinical development activities, revenues resulting from Merck's purchase of Stimuvax supplies and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the adequacy of financing and reserves on hand, currency exchange rate fluctuations, changes in general accounting policies, our ability to remediate an identified material weakness in our internal controls, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 110 - 110th Avenue NE, Suite 685, Bellevue, WA 98004
Tel: (425) 450-0370   Fax:  (425) 450-0371
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com

Oncothyreon Inc.
Consolidated Statements of Operations and Other Comprehensive Loss Data
(in thousands of U.S. dollars, except share and per share amounts)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Revenue
Contract research and development	$-	$473	$-	$572
Contract manufacturing	802	-	2,520	-
Licensing revenue from collaborative agreements	350	105	652	168
Licensing, royalties and other revenue	-	12	-	21
	1,152	590	3,172	761

Expenses
Research and development	2,726	3,355	5,034	6,327
Manufacturing	646	-	2,726	-
General and administrative	2,661	2,214	5,364	4,125
Marketing and business development	-	34	-	512
Amortization	103	45	206	102
Investment and other income	(68)	305	(128)	-
Change in fair value of warrant liability	-	(402)	-	(668)
	6,068	5,551	13,202	10,398
Net loss	(4,916)	(4,961)	(10,030)	(9,637)
Other comprehensive loss	72	763	(31)	1,990
Comprehensive net loss	$(4,844)	$(4,198)	$(10,061)	$(7,647)
Basic and diluted loss per share	$(0.25)	$(0.25)	$(0.51)	$(0.49)
Weighted average number of common shares outstanding (in thousands)	19,492	19,486	19,489	19,486

Oncothyreon Inc.
Consolidated Balance Sheets Data
(in thousands of U.S. dollars, except share amounts)
(unaudited)

	June 30, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$14,187	$24,186
Total assets	$27,791	$36,218
Total long-term liabilities	$14,201	$12,526
Stockholders’ equity	$2,766	$12,019
Common shares outstanding (in thousands)	19,492	19,486